Exhibit 5.9

Your Ref:	-
2 May 2017
Our Ref:	20165162/JO/ST

Vantage Drilling International

777 Post Oak Boulevard

Suite 800

Houston, Texas 77056

Dear Sirs

SINGAPORE LAW LEGAL OPINION

A.	We have been appointed as Singapore legal counsel to Vantage Drilling International (the “Company”) and Vantage International Management Company Pte. Ltd., a limited liability private company incorporated in Singapore with company registration number 200805716H (“VIMC”) for the purpose of issuing this legal opinion in connection with the registration statement (the “Registration Statement”) on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the sale by the selling security holders identified in the prospectus of up to 2,495,836 units of stapled securities of the Company (the “Transaction”). This legal opinion is given in relation to the indenture dated 10 February 2016 (as amended or supplemented, the “Indenture”) and entered into between (i) Vantage Drilling International (formerly known as Offshore Group Investment Limited) (the “Issuer”), (ii) the guarantors named therein, which includes VIMC, and (iii) U.S. Bank National Association, not in its individual capacity but solely as trustee and not in its individual capacity but solely as noteholder collateral agent, relating to the 1%/12% step-up senior secured third lien convertible notes due 2030 issued by the Issuer (the “Notes”), and under which VIMC gives a guarantee in respect of the Issuer’s obligations under the Notes (the “Guarantee”).

B.	Scope of Opinion

This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore.

C.	Documents Examined

For	the purposes of this opinion, we have examined the following documents:-

(1)	a scanned copy of the Indenture;

(2)	a scanned copy of a directors’ resolutions in writing dated 10 February 2016 in respect of VIMC (the “VIMC Resolutions”);

(3)	scanned copies of the certificate of incorporation and the Memorandum of Association and Articles of Association of VIMC (the “VIMC Constitutive Documents”);

(4)	the results of a business profile search on VIMC done on 2 May 2017 at the Accounting and Corporate Regulatory Authority of Singapore (the “VIMC ACRA Search”);

(5)	a scanned copy of a secretary certificate dated 25 April 2017 executed by Thomas J. Cimino as director and Lee Tiong Hock as secretary of VIMC certifying (amongst other things) that the VIMC Constitutive Documents are true and complete copies as at the date of such certificate (the “VIMC Secretary Certificate”);

(6)	the certificate of good standing dated 2 May 2017 issued by the Accounting and Corporate Regulatory Authority of Singapore (the “Certificate of Good Standing”); and

(7)	the results of:-

(a)	a Defendant’s Composite Search against VIMC performed on 2 May 2017 on the public records of the Supreme Court and State Courts of Singapore (the said Composite Search comprised Writ of Summons searches, Originating Summons searches, Originating Motion/Petition searches, a Court of Appeal search, a District Court Appeal search and writ of seizure and sale and other enforcement writs searches against VIMC); and

(b)	a Companies Winding-up Search against VIMC performed on 2 May 2017 at the Supreme Court of Singapore,

in each case for the years 2015, 2016 and 2017 (collectively, the “VIMC Searches”).

D.	Assumptions

We have assumed:-

(1)	that each party to the Indenture (other than VIMC) is a duly organised and validly existing corporation in good standing under the laws of the jurisdiction in which such party is incorporated;

(2)	that each party to the Indenture (other than VIMC) has the power, authority and legal right and ability to enter into the Indenture and to perform, observe and comply with all its obligations thereunder and that the execution of the Indenture has been duly authorised by it;

(3)	that the Indenture has been validly executed and delivered by or on behalf of each party thereto (other than VIMC);

(4)	the genuineness of all signatures on the Indenture, the completeness and the conformity to original documents of all copies submitted to us and the authenticity of the originals of such copies;

(5)	the copies of each of the VIMC Constitutive Documents, the VIMC Secretary Certificate and the Indenture submitted to us for examination are true, complete and up-to-date copies as at the date they were provided;

(6)	the VIMC Resolutions have been duly passed, have not been rescinded, modified or amended and continue to be in full force and effect, and there has been no defect in the passing of the VIMC Resolutions;

(7)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the execution, legality and validity of the Indenture have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(8)	that there is no contractual or other prohibition or restriction binding on VIMC which may in any way prohibit or restrict it from entering into and performing its obligations under the Indenture or the Guarantee;

(9)	that the information disclosed by the VIMC ACRA Search is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for filing but did not appear on the public file at the time of the search;

(10)	that the information disclosed by the Certificate of Good Standing is true and complete and that such information has not since then been altered and that such certificate did not fail to disclose any information which had been delivered for filing but did not appear on the public file at the date of the Certificate of Good Standing;

(11)	that the information disclosed by the VIMC Searches is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for filing but was not disclosed at the time of the search;

(12)	that all factual statements made in the Indenture, the VIMC Resolutions and the VIMC Secretary Certificate are correct and not misleading due to the omission, whether wilful or otherwise, of any material fact (as to which we express no opinion);

(13)	that the Indenture was entered into prior to the formal commencement of any insolvency proceeding against VIMC, and VIMC was not unable to pay its debts (for the purpose of Section 254(e) of the Companies Act, Chapter 50 of Singapore) immediately after entering into the Indenture;

(14)	that the Indenture (i) is of material commercial benefit to VIMC, (ii) is in the best interest of each of VIMC and its shareholders, employees and creditors and is not a fraud on any of them, (iii) constitutes a proper purpose for the exercise of its powers and (iv) does not contravene Section 163 of Companies Act, Chapter 50 of Singapore; and

(15)	no step has been taken to wind up VIMC or appoint a receiver in respect of it or any of its assets although the searches of the Accounting and Corporate Regulatory Authority referred to above give no indication that any winding-up order or appointment of a receiver has been made.

E.	Opinion

Based	upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that:-

(1)	VIMC has been duly incorporated and is validly existing as a limited private company and, based on the Certificate of Good Standing, is in good standing under the laws of Singapore;

(2)	the execution, delivery and performance of the Indenture by VIMC has been duly authorised by the necessary corporate resolution on the part of VIMC;

(3)	the performance of the Guarantee has been duly authorised by the necessary corporate resolution on the part of VIMC; and

(4)	based solely on the VIMC Searches, there are presently no litigation proceedings before any court in Singapore, or any winding-up petitions pending in any such court which have been commenced in 2015, 2016 or 2017 against VIMC.

F.	Qualifications

This opinion is subject to the following qualifications:-

(1)	this opinion is subject to all insolvency, bankruptcy, liquidation, receivership, moratorium, reorganisation or similar laws affecting the rights of creditors (including secured creditors) generally.

G.	Benefit of Opinion

We hereby consent to the use of this opinion to be disclosed as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulation promulgated thereunder.

Yours faithfully

/s/ JLC Advisors LLP

JLC Advisors LLP

(Main Office)